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                                                                     Exhibit 4.1

                                 PROMISSORY NOTE

$699,972

                                                        Dated: December 30, 2002
                                                              New York, New York

         FOR VALUE RECEIVED, the undersigned, VIE FINANCIAL GROUP, INC. a Delaware corporation, ("Vie") promises to pay to the order of SOFTBANK Capital Partners LP, a Delaware limited partnership ("Softbank"), the principal sum of Six Hundred Ninety-Nine Thousand Nine Hundred Seventy-Two and 00/100 Dollars ($699,972), or such lesser principal amount as shall then equal the outstanding principal amount hereof, plus interest, in lawful, immediately available money of the United States of America.

         This Promissory Note ("Note") is issued by Vie pursuant to that certain Loan Agreement entered into as of December 30, 2002, (the "Loan Agreement"), by Vie, SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP, SOFTBANK Capital LP, Draper Fisher Jurvetson ePlanet Ventures L.P., Draper Fisher Jurvetson ePlanet Partners Fund, LLC and Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG. Capitalized terms not otherwise defined in this Note shall have the meaning set forth in the Loan Agreement, which definitions are incorporated herein. The terms of the Loan Agreement are also incorporated herein.

         Vie further agrees as follows:

         1. Interest Rate. Interest on the outstanding principal balance of this Note shall accrue at the rate of eight percent (8%) per annum, simple interest calculated based on a 360-day year and twelve 30-day months, from the Closing Date until the Loan is paid in full. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of this Note shall accrue at the Default Rate specified in Section 4.2 of the Loan Agreement and shall be compounded every 90 days following the Closing Date. However, in no event shall the interest rate exceed the maximum rate permitted by law. Interest shall be payable on the Maturity Date.

         2. Payment of Principal and Interest. The outstanding principal balance of this Note, together with all accrued but unpaid interest, shall be due and payable on the Maturity Date.

         3. Loan Agreement and Prepayment. This Note is issued pursuant to the terms of the Loan Agreement. Voluntary prepayments of this Note may not be made except pursuant to Section 3.3 of the Loan Agreement.

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         4.  Conversion. Under certain circumstances the principal of, and interest on, this Note may be converted, automatically or at the option of the holder, into shares of Stock as set forth in Section 3.5 of the Loan Agreement.

         5.  Default. Subject to the subordination provisions as set forth in
Article 9 of the Loan Agreement, if an Event of Default shall occur, then all amounts due or to become due under this Note or under any of the other Transaction Documents shall become, or may be declared, immediately due and payable, all as further provided in the Loan Agreement.

         6. Subordination. The obligations of Vie in respect of this Note are subordinated to the obligations of Vie under the RGC Note as set forth in
Article 9 of the Loan Agreement.

         7. Maximum Amount of Interest. Notwithstanding any contrary provision, the total liability of Vie for payment of interest hereunder shall not exceed the maximum amount of interest permitted by law, and if any payment made by the Vie includes interest in excess of such a maximum amount, Softbank shall at any time before or after default apply such excess to the reduction of principal hereunder.

         8. Waivers by Vie. Subject to any provisions to the contrary in the Loan Agreement, Vie waives presentment for payment, demand, notice of nonpayment, notice of protest and protest of this Note, and all notices in connection with the delivery, acceptance, or dishonor of this Note. Vie agrees that (a) if for any reason any amount due hereunder is paid by cashier's, certified check or other check, there shall be no discharge of Vie's obligation until said check be finally paid by the issuer thereof; and (b) Vie shall have waived any rights to any accord and satisfaction of any now or hereafter existing claim in dispute between Softbank and Vie (or any of their respective successors and assigns), all of which provisions and rights are hereby waived.

         9. No Waiver by Softbank. Softbank shall not by any act of omission or commission be deemed to waive any of its rights or remedies under this Note or the Loan Agreement unless such waiver shall be in writing and signed by Softbank, and then only to the extent specifically set forth therein.

         10. Costs and Fees. Vie agrees to pay to Softbank all Costs and Fees (including without limitation, reasonable attorneys' fees) payable under the provisions of the Loan Agreement, including but not limited to Section 4.1 thereof, all of which provisions are incorporated herein by this reference.

         11. Application of Article 3. Vie and Softbank agree that the provisions of Article 3 of the Uniform Commercial Code of New York pertaining to instruments shall be applied to this Note, even if this Note is not deemed to be an "instrument" or a "negotiable instrument" thereunder, except that no assignee of this Note shall have the status of a "holder-in-due course" under that Article.

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         12. Governing Law; Venue. This Note shall be governed by and construed in accordance with the internal laws of the State of New York. Without impairing the other agreements made by Vie in the Loan Agreement, Vie hereby irrevocably makes the agreements set forth in Section 10.5 (Governing Law; Venue) of the Loan Agreement.

                                                   VIE FINANCIAL GROUP, INC.,
                                                   a Delaware corporation


                                                   By___________________________

                                                   Its__________________________

        [Signature Page to SOFTBANK Capital Partners LP Promissory Note]